                                                                       Exhibit 8

                [ECKERT SEAMANS CHERIN & MELLOTT, LLC LETTERHEAD]

                                December 16, 1998




Citadel Broadcasting Company
Citadel License, Inc.
140 South Ash Avenue
Tempe, AZ  85281

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Citadel Broadcasting Company, a Nevada corporation (the "Company"), and Citadel License, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (the "Guarantor"), relating to $115,000,000 in aggregate principal amount of the Company's 9-1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's outstanding 9-1/4% Senior Subordinated Notes due 2008 (the "Initial Notes"). The Registration Statement also registers the Guarantor's guarantee of the Exchange Notes.

In connection with this opinion, we, as counsel to the Company and the Guarantor, have examined the Restated Articles of Incorporation of the Company, the Articles of Incorporation of the Guarantor, the respective Bylaws of the Company and the Guarantor, the Indenture dated as of November 19, 1998 by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Initial Notes and the Exchange Notes, the Registration Statement, the conduct of all corporate proceedings relating to the issuance of the Exchange Notes and such other documents, records and matters of law as we have considered necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the information in the Prospectus which constitutes part of the Registration Statement (the "Prospectus") under the caption "Certain U.S. Federal Income Tax Consequences" is a fair and accurate summary of the principal United States federal income tax consequences of the transactions discussed therein. You should be aware, however, that the discussions under the caption "Certain U.S. Federal Income Tax Consequences" in the Prospectus represent conclusions as to the application of existing law to the transactions described therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service or that existing law may not change.

We hereby consent to being named in the Registration Statement and in the Prospectus as counsel for the Company and the Guarantor who have passed upon legal matters in

                [ECKERT SEAMANS CHERIN & MELLOTT, LLC LETTERHEAD]

                               December 16, 1998

connection with the securities to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC



BDR/VMK/blk